UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 12, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 12, 2014, Endeavour International Corporation (NYSE: END) (LSE: ENDV) was notified by the New York Stock Exchange (“NYSE”) that the Company is not in compliance with two of the NYSE’s continued listing standards, Rule 802.01B and Rule 802.01C of the NYSE Listing Company Manual.

The NYSE requires that the average closing price per share of a listed company’s stock be in excess of $1.00 for a consecutive 30-trading day period. Under this continued listing criteria, Endeavour has a period of six months, subject to possible extension, to bring its average share price back over $1.00. The Company’s common stock expects to be listed and traded on the NYSE during this period. Endeavour plans to notify the NYSE that it anticipates that this deficiency will be cured and that it will return to compliance with the NYSE continued listing standard.

In addition, the Company’s total market capitalization has averaged less than $50 million over a consecutive 30 trading-day period and its last reported shareholders’ equity (deficit) was also below $50 million. In accordance with NYSE procedures, Endeavour has 45-days from receipt of the NYSE notice to submit a business plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards. Endeavour intends to develop and submit such a business plan to bring the Company in compliance, within the required 18 month timeframe. The Company’s stock expects to trade on the NYSE during the plan period, subject to the compliance with other NYSE continued listing requirements.

As required under NYSE rules, the Company issued a press release on September 17, 2014, announcing that it had received the notice of noncompliance. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

September 18, 2014	By:	Catherine L. Stubbs

Name: Catherine L. Stubbs
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release: Endeavour Receives Notice Regarding NYSE Continued Listing Standards